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                                                                       Exhibit 5


                                                                   June 28, 1995




Tele-Communications, Inc.
Terrace Tower II
5619 DTC Parkway
Englewood, Colorado 80111-3000

      Re:  Tele-Communications, Inc.
           Registration Statement on Form S-4

Gentlemen:

           Reference is made to the registration statement (Registration No. 33-59657) on Form S-4 (as amended to the date hereof, the "Registration Statement") filed with the Securities and Exchange Commission by Tele-Communications, Inc., a Delaware corporation (the "Company"), with respect to shares of the Company's Series A TCI Group Common Stock, par value $1.00 per share (the "Series A TCI Group Common Stock"), Series B TCI Group Common Stock, par value $1.00 per share (the "Series B TCI Group Common Stock"), Series A Liberty Media Group Common Stock, par value $1.00 per share (the "Series A Liberty Media Group Common Stock"), and Series B Liberty Media Group Common Stock, par value $1.00 per share (the "Series B Liberty Media Group Common Stock"). The shares of Series A TCI Group Common Stock, Series B TCI Group Common Stock, Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock are being registered under the Securities Act of 1933, as amended (the "Securities Act"), in connection with a proposal (the "Liberty Media Group Stock Proposal") to be considered at the Company's Annual Meeting of Stockholders pursuant to which (i) subject to stockholder approval, the Company's Restated Certificate of Incorporation would be amended to, among other things, authorize the issuance of the Series A Liberty Media Group Common Stock and the Series B Liberty Media Group Common Stock, and redesignate the authorized and outstanding shares of the Company's Class A Common Stock, par value $1.00 per share ("Class A Common Stock"), and Class B Common Stock, par value $1.00 per share ("Class B Common Stock"), as Series A TCI Group Common Stock and Series B TCI Group Common Stock, respectively, and (ii) the Company will declare, subject to stockholder approval, a distribution (the "Distribution") of one-fourth of one share of Series A Liberty Media Group Common Stock on each outstanding share of the Company's Series A TCI Group Common Stock, and one-fourth of one share of Series B Liberty Media

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Tele-Communications, Inc.             -2-                          June 28, 1995


Group Common Stock on each outstanding share of the Company's Series B TCI Group Common Stock. The Liberty Media Group Stock Proposal, the Distribution, and the rights, powers and preferences of the Series A Liberty Media Group Common Stock, the Series B Liberty Media Group Common Stock, the Series A TCI Group Common Stock and the Series B TCI Group Common Stock are described in the proxy statement/prospectus (the "Proxy Statement/Prospectus") included in the Registration Statement.

           You have asked us to pass upon for you certain legal matters with respect to the shares of Series A TCI Group Common Stock into which shares of Class A Common Stock will be redesignated and the shares of Series B TCI Group Common Stock into which shares of Class B Common Stock will be redesignated pursuant to the Liberty Media Group Stock Proposal, and the shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock to be issued pursuant to the Distribution. In connection therewith, we have examined, among other things, the Company's Restated Certificate of Incorporation and Bylaws, as amended, the amendments to the Company's Restated Certificate of Incorporation proposed to be adopted pursuant to the Liberty Media Group Stock Proposal (the "Amendments") and the records of proceedings of the Company's Board of Directors, including committees thereof, with respect to the Liberty Media Group Stock Proposal, the filing of the Registration Statement, the adoption and approval of the Amendments and the approval and declaration, subject to the receipt of stockholder approval and the filing of the Amendments with the Delaware Secretary of State and the effectiveness thereof, of the Distribution.

           Based upon the foregoing and subject to the limitations set forth in the succeeding paragraph and subject to the Company obtaining stockholder approval of the Liberty Media Group Stock Proposal, the filing and effectiveness of the Amendments, and the proper issuance of the shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock pursuant to the Distribution as described in the Proxy Statement/Prospectus, it is our opinion that the shares of Series A TCI Group Common Stock into which shares of Class A Common Stock shall have been redesignated, the shares of Series B TCI Group Common Stock into which shares of Class B Common Stock shall have been redesignated and the shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock issued pursuant to the Distribution, will be duly authorized, validly issued, fully paid and nonassessable.

           In rendering the foregoing opinion, we have relied, to the extent we deem such reliance appropriate, on certificates of officers of the Company as to factual matters. We have assumed the authenticity of all documents submitted to us as originals and the conformity to
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Tele-Communications, Inc.             -3-                          June 28, 1995


authentic original documents of all documents submitted to us as certified, conformed or reproduction copies. We have also assumed that each share of Class A Common Stock and Class B Common Stock outstanding at the time of the Distribution will be duly authorized, validly issued, fully paid and nonassessable. We have further assumed that there will be no changes in applicable law between the date of this opinion and the date of the filing of the Amendments and the redesignation of the Class A Common Stock and Class B Common Stock as Series A TCI Group Common Stock and Series B TCI Group Common Stock, respectively, and issuance of the shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock in the Distribution and that the Distribution will be consummated in the manner contemplated by the Proxy Statement/Prospectus.

           We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement and to the reference to us contained under the heading "Legal Matters" in the Proxy Statement/Prospectus. In giving the foregoing consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

           Jerome H. Kern, a partner of Baker & Botts, L.L.P., is a director of the Company.


                                       Very truly yours,

                                       Baker & Botts, L.L.P.